Exhibit 1
                                                                       ---------


                                                                  EXECUTION COPY


     STOCKHOLDER AGREEMENT dated AS OF November 21, 2002 (this "Agreement", between H. Lundbeck A/S, a Danish corporation ("Parent"), and the party listed on Schedule A attached hereto (the "Stockholder").

     WHEREAS Parent, Viking Sub Corporation, a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent ("Sub"), and Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS the Stockholder owns (of record and beneficially) the number of shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock set forth opposite the Stockholder's name on Schedule A hereto (such shares of Company Capital Stock being referred to herein as the "Original Shares"; the Original Shares, together with any other shares of Company Common Stock, Series B Preferred Stock, Series C Preferred Stock, other capital stock of the Company or other voting securities of the Company acquired (of record or beneficially) by the Stockholder after the date of this Agreement and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the "Subject Shares"); and

     WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.



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     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:



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     (a) Organization; Authority; Execution and Delivery; Enforceability. The
Stockholder (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership action on the part of the Stockholder and no other partnership proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of the Stockholder, (ii) any Contract to which the Stockholder is a party or any of the properties or assets of the Stockholder is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Law or (B) Judgment, in each case, applicable to the Stockholder or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements, that, individually or in the aggregate, would not impair, in any material respect, the ability of the Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Stockholder in connection with the execution



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and delivery of this Agreement by the Stockholder or the consummation by the
Stockholder of the transactions contemplated by this Agreement or the compliance by the Stockholder with the provisions of this Agreement, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar Law, (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (3) such other items and Consents the failure of which to be obtained or made, individually or in the aggregate, would not impair the ability of the Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

     (b) The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any Liens. As of the date of this Agreement, the Stockholder does not own of record any shares of capital stock of the Company other than the Original Shares, nor does the Stockholder beneficially own any shares of capital stock of the Company other than the Original Shares, and the Stockholder does not own (of record or beneficially) any options, warrants, rights or other similar instruments to acquire any capital stock or other voting securities of the Company. The Stockholder has the sole right to vote and Transfer (as defined in Section 3(c)) the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 3 and 4 of this Agreement.

     SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation of the



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Transactions have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transactions do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of organization or by-laws or similar organizational documents of Parent, (ii) any Contract applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Law or (B) Judgment in each case, applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, would not have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar Law, (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Agreements, the Merger and the other Transactions, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (4) compliance with and such filings as may be required under applicable Environmental Laws, including ISRA, (5) such other items and Consents, (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that the failure of which to be obtained or made, individually or in the aggregate, would not have a Parent Material Adverse Effect.



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     SECTION 3. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

     (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any other Transactions, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement, the Merger or any other Transactions is sought, the Stockholder shall vote (or cause to be voted) all of the Subject Shares of the Stockholder (owned of record or beneficially) in favor of, and shall consent in writing to (or cause to be consented in writing to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other Transactions.

     (b) At any meeting of the stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, the Stockholder shall vote (or cause to be voted) all the Subject Shares of the Stockholder (owned of record or beneficially) against, and shall not consent in writing to (and shall cause not to be consented in writing to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any Takeover Proposal or transaction or occurrence that if proposed and offered to the Company or its stockholders (or any of them) would constitute a Takeover Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company Charter, the Company By-laws or the Company Rights Agreement or other proposal, action or transaction involving the Company or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other Transactions or to dilute the benefits to Parent of the Merger and the other Transactions, or change in any manner the voting rights of the Company Common Stock (collectively, "Frustrating Transactions").

     (c) Other than pursuant to this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer") or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or the creation or offer of any derivative security in respect of, any Subject Shares, to or



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with any person other than pursuant to the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, and shall not commit or agree to take any of the foregoing actions. The Stockholder shall not, nor shall the Stockholder permit any entity under the Stockholder's control to, deposit any Subject Shares in a voting trust.

     (d) The Stockholder shall not, nor shall the Stockholder facilitate any action by any of its subsidiaries to, nor shall it authorize or permit any director, officer, employee, consultant or Representative of the Stockholder or facilitate any action by any director, officer, employee, consultant or Representative of any subsidiaries of the Stockholder to, directly or indirectly
(i) solicit, initiate or encourage or knowingly take any other action to facilitate, any Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent and any of its affiliates and Representatives) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Frustrating Transaction. The Stockholder shall promptly (and in no event later than 48 hours) advise Parent orally and in writing of any request for information that the Stockholder reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry made to the Stockholder that could reasonably be expected to lead to any Takeover Proposal and the material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Stockholder shall promptly keep Parent informed in all material respects of the status and material details (including material amendments or proposed material amendments) of any such request, Takeover Proposal or inquiry.

     (e) (i) The Stockholder shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the



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Transactions; provided, however, the foregoing shall not require the expenditure of material funds by the Stockholder and shall not require the Stockholder to take actions that are required to be taken by the Company pursuant to the Merger Agreement other than as specifically provided in this Agreement. The Stockholder shall not commit or agree to take any action inconsistent with the Transactions.

     (ii) The Stockholder shall not, nor shall the Stockholder facilitate any action by any of its subsidiaries or any of their Representatives to, nor shall the Stockholder authorize or permit any of its Representatives to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any other Transactions without the prior written consent of Parent, except as may be required by applicable Law.

     (f) The Stockholder hereby waives any appraisal rights with respect to any and all shares of Company Capital Stock owned (of record or beneficially) by the Stockholder in connection with the Merger that the Stockholder may have.

     SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy. (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and Ole Vahlgren, its Director, and Mogens Otto Gruner, its Divisional Director of Financial Risk Management, in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, or any of them, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote all of the Stockholder's Subject Shares (owned of record), or grant a consent or approval or consent in writing in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other Transactions, (ii) against any Alternative Transaction or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement.

     (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable and that all such proxies are hereby revoked.



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     (c) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

     SECTION 5. Further Assurances. The Stockholder shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further Consents, documents and other instruments as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4.

     SECTION 6. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any Subject Shares shall pass, whether by operation of Law or otherwise, including the Stockholder's administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. The Stockholder agrees that each certificate representing the Subject Shares shall be inscribed with a legend to such effect. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Original Shares shall be adjusted appropriately. In addition, in the event of any other acquisition (of record or beneficially) of additional shares of Company Common Stock, Series B Preferred Stock, Series C Preferred Stock, other capital stock of the Company or other voting securities of the Company by the Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto beside the name of the Stockholder shall



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be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of Company Common Stock, Series B Preferred Stock, Series C Preferred Stock, other capital stock of the Company or other voting securities of the Company issued to or acquired (of record or beneficially) by the Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments).

     SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment in violation of this
Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     SECTION 8. Termination. Except as set forth below, this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In the event of the termination of this Agreement pursuant to this Section 8, except as set forth herein, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

     SECTION 9. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

     (b) Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery)



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to Parent in accordance with Section 9.02 of the Merger Agreement and to the
Stockholder at the addresses set forth on Schedule A hereto (or at such other address as shall be specified by like notice).

     (c) Interpretation. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

     (d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto (and the persons specified as proxies in Section 4) any rights or remedies.



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     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

     (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     (h) Additional Matters. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company. The Stockholder signs solely in its capacity as the record holder and beneficial owner of the Subject Shares and nothing herein shall limit or affect any actions taken by a representative of the Stockholder serving as an officer or director of the Company in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     SECTION 10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdic-



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tion by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.



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     IN WITNESS WHEREOF, Parent and the Stockholder have duly executed this
Agreement, all as of the date first written above.


                                        H. LUNDBECK A/S,

                                          by

                                        ------------------------------
                                             Name:
                                             Title:


                                        STOCKHOLDER:

                                        WARBURG PINCUS PRIVATE EQUITY
                                        VIII, L.P.,

                                        by its General Partner,
                                        WARBURG PINCUS & Co.,

                                          by

                                        ------------------------------
                                             Name:
                                             Title:



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                                                                      SCHEDULE A



                   Number of       Number of         Number of       Number of
  Name and         Original         Original          Subject         Subject
 Address of      Shares Owned     Shares Owned     Shares Owned     Shares Owned
Stockholder        of Record      Beneficially       of Record      Beneficially
-----------        ---------      ------------       ---------      ------------


WARBURG PINCUS   0 shares of      0 shares of
Private Equity   Company Common   Company Common
VIII, L.P.       Stock            Stock
466 Lexington
Ave.             9,398 shares     9,398 shares of
New York, NY     of Series B      Series B
10017            Preferred        Preferred Stock
Attention:       Stock
Jonathan Leff
Fax No.: (212)   25,452 shares    25,452 shares
878-9361         of Series C      of Series C
                 Preferred Stock  Preferred Stock